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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

CALLAWAY                            JAMES                 W.
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

175 EAST HOUSTON STREET
--------------------------------------------------------------------------------
                                    (Street)

SAN ANTONIO                           TX                  78205-2233
--------------------------------------------------------------------------------
   (City) (State) (Zip)

USA
--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

                          SBC COMMUNICATIONS INC. (SBC)
--------------------------------------------------------------------------------
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Day/Year

        01/31/2002
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)

        02/05/2002
--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

      Group President
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount
                                                                                                 of
                                                                                                 6.
                                                                 4. Securities
                                                                 Owner-
                                                                 Securities
                                                                 Acquired (A) or
                                                                 Beneficially
                                                                 ship
                                       2A. 3. Disposed of (D) Owned Form: 7. 2.
                            Deemed Transaction (Instr. 3, 4 and 5) Following
                            Direct Nature of Trans- Execution Code
                            ------------------------------- Reported (D) or
                            Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M             26,000.000    A     20.937                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M             12,836.000    A     23.687                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M             26,000.000    A     23.687                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M             58,000.000    A     24.937                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M             27,520.000    A     27.500                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M              9,608.000    A     20.937                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M                824.000    A     21.250                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M              2,542.000    A     28.687                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M              9,984.000    A     24.937                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M              2,902.000    A     27.187                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M              7,988.000    A     29.187                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  M            184,204.000    D    35.55-36.00    278.718    D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       20,249.513    I By 401(k)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       36,957.807    I By benefit plans
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/25/2002                  S              27,949.000   D     36.205     12,174.000    I By Joint Trust(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                        1,137.616    I By PAYSOP
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number
                                                                                                          10.
                                                                                                          of
                                                                                                          Owner-
                                                                                                          deriv-
                                                                                                          ship
                                                                                                          ative
                                                                                                          Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Employee     21.50   1/25/2002          M             824.000         02/01/2005 Common   824.000          0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
------------------------------------------------------------------------------------------------------------------------------------
Employee     28.687  1/25/2002          M           2,542.000         02/01/2006 Common  2,542.000         0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
------------------------------------------------------------------------------------------------------------------------------------
Employee     27.187  1/25/2002          M           2,902.000         02/03/2007 Common  2,902.000         0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
------------------------------------------------------------------------------------------------------------------------------------
Employee     20.937  1/25/2002          M           9,608.000         08/01/2004 Common  9,608.000         0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
------------------------------------------------------------------------------------------------------------------------------------
Employee     23.687  1/25/2002          M          12,836.000         08/01/2005 Common  12,836.000        0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
------------------------------------------------------------------------------------------------------------------------------------
Employee     24.937  1/25/2002          M           9,984.000         08/01/2006 Common   9,984.000        0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
------------------------------------------------------------------------------------------------------------------------------------
Employee     29.187  1/25/2002          M           7,988.000         08/01/2007 Common   7,988.000        0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
------------------------------------------------------------------------------------------------------------------------------------
Employee     20.937  1/25/2002          M          26,000.000         08/01/2004 Common   26,000.000       0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
------------------------------------------------------------------------------------------------------------------------------------
Employee     23.687  1/25/2002          M          26,000.000         08/01/2005 Common   26,000.000       0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
------------------------------------------------------------------------------------------------------------------------------------
Employee     24.937  1/25/2002          M          58,000.000         08/01/2006 Common   58,000.000       0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
------------------------------------------------------------------------------------------------------------------------------------
Employee     27.500  1/25/2002          M          27,520.000         05/01/2007 Common   27,520.000       0.000     D
Stock Option                                                                     Stock
(right to buy-SSP)
====================================================================================================================================

Explanation of Responses:
1.  James and Paula Callaway Revocable Trust

          Joy Rick
          Joy Rick, Attorney-in-fact for
          James W. Callaway                                    3/26/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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